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                                                                    EXHIBIT 99.1


                   FLEMING FILES VOLUNTARY CHAPTER 11 PETITION

                  All Facilities Open and Conducting Business;
              Company Committed to Protecting Customers and Vendors

                Reorganization Proceeding Will Enable Company to
                  Better Realign Cost Structure and Reduce Debt

DALLAS, TEXAS, APRIL 1/PR Newswire - First Call/- Fleming Companies (NYSE: FLM) today announced and its operating subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filings were made this morning in the U.S. Bankruptcy Court in Wilmington, Delaware. Fleming intends to use the Chapter 11 process to restructure its business operations and finances. The purpose of the Chapter 11 filing is to allow the company to establish an improved capital and cost structure, and position itself for long-term success upon emergence from Chapter 11.

           Fleming is open and conducting business at all of its facilities. The company is negotiating with its lenders on the terms of debtor-in-possession financing and expects to announce further progress shortly. Additionally, the company said that it continues to receive supplies and service its customers.

           "Fleming remains focused on serving its customers and expects to file motions with the bankruptcy court to establish a critical vendor program and to enable the company to pay all of its associates on time and in the usual manner," said Peter Willmott, Fleming's Interim President and Chief Executive Officer. "After a thorough analysis of Fleming's condition, the Board of Directors and senior management concluded that today's court filings were both prudent and necessary.

           "In January 2003, Kmart ended a major supply agreement with the company. Against this backdrop, it became clear that filing for Chapter 11 was the only choice that would allow us to continue operating as a going concern, with renewed trade credit support, while negotiating with our creditors toward an adjustment in our debt level that would be more consistent with our operations, assets and current business model.

         "From an operational standpoint," Mr. Willmott continued, "we are supplying customers from existing and new inventory and continue to work closely with vendors to coordinate product flow. We applaud the dedication of our associates in continuing to move our customer service forward."

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         In conjunction with today's court proceedings, Fleming expects to file a variety of "first day motions" to support its associates, customers and vendors. In addition to the motions cited above, the company is also seeking court approvals for continuation of payments for employee health and other benefits; cash management programs; and for legal, financial, and other professionals to support the company's reorganization. In accordance with applicable law and court orders, vendors who provided goods or services to Fleming or its subsidiaries before today's filing may have pre-petition claims, which will be frozen pending court authorization of payment or consummation of a plan of reorganization.

ABOUT FLEMING

         Fleming is a leading supplier of consumer package goods to retailers of all sizes and formats in the United States. Fleming serves a wide range retail locations across the country, including supermarkets, convenience stores, discount stores, concessions, limited assortment, drug, supercenters, specialty, casinos, gift shops, military commissaries and exchanges and more. To learn more about Fleming, visit our Web site at http://www.fleming.com.

FORWARD-LOOKING STATEMENT

         This document contains forward-looking statements regarding future events. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: the status of the company and its operating subsidiaries as debtors in possession under bankruptcy proceedings; the ability of the company to finalize the terms of its proposed debtor-in-possession financing package; changes in general economic conditions; adverse effects of the changing industry and increased competition; sales declines and/or loss of customers; unanticipated problems with product procurement; exposure to litigation and other contingent losses; the inability to integrate acquired companies and to achieve operating improvements at those companies; the ability to successfully sell our retail operations; successful execution of the operational realignment and cost reduction plan; increases in labor costs and disruptions in labor relations with union bargaining units representing Fleming's employees; and the negative effects of Fleming's substantial indebtedness and the limitations imposed by restrictive covenants contained in Fleming's debt instruments. Additional information about these factors is contained in Fleming's reports and filings with the Securities and Exchange Commission, including its 2001 Form 10-K. The forward-looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.

Contacts:

(Media) Shane Boyd 972.906.2125
(Investors-Equity) Mark Shapiro 972.906.8109
(Investors-Debt) Clint Bryant 972.906.8142

Source Fleming